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August 7, 2019

ADDENTAX GROUP CORP.

Kingkey 100, Block A, Room 5403

Luohu District, Shenzhen City, China 518000

Re:	ADDENTAX GROUP CORP.

Ladies and Gentlemen:

We have acted as counsel to Addentax Group Corp., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-230943) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to (A) the proposed offering and sale by the Company of (i) a minimum of 1,150,000 and maximum of 4,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) placement agent warrants to purchase up to a number of shares of Common Stock equal to five percent (5%) of the number of Shares sold pursuant to the Registration Statement, at a per share exercise price equal to one hundred twenty-five percent (125%) of the public offering price per Share, substantially in the form filed as an exhibit to the Registration Statement (the “Placement Agent Warrants”) and (iii) all shares of Common Stock issuable upon exercise of the Placement Agent Warrants (the “Warrant Shares”); and (B) the resale by the selling stockholders (the “Selling Stockholders”) set forth in the Registration Statement (including the prospectus constituting part thereof (the “Resale Prospectus”)) of 2,364,837 shares of Common Stock (the “Resale Shares”).

The Shares, Placement Agent Warrants and Warrants Shares shall be referred to herein as the “Primary Securities.” We understand that the Shares are proposed to be sold for sale to the public, and the Placement Agent Warrants and Warrant Shares, are proposed to be issued to the placement agents, as described in the Registration Statement and pursuant to a placement agent agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by the Company and the placement agents (the “Placement Agent Agreement”). The Resale Shares are proposed to be sold by the Selling Stockholders from time to time in accordance with the Plan of Distribution contained in the Resale Prospectus.

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Addentax Group Corp. August 7, 2019 Page 2

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter we are of the opinion that:

(i) the Shares have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Placement Agent Agreement, will be validly issued, fully paid and non-assessable;

(ii) the Placement Agent Warrants have been duly authorized by the Company and, when executed by the Company and delivered to the purchasers thereof against payment therefor in accordance with the terms of the Placement Agent Agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms;

(iii) the Warrant Shares have been duly authorized and, when issued and paid for, upon exercise of the Placement Agent Warrants in accordance with the terms therein, will be validly issued, fully paid and non-assessable; and

(iv) the Resale Shares have been duly authorized and are validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, shall have become effective under the Securities Act and will remain effective at the time of issuance of the Shares and Warrant Shares, and the sale of the Resale Shares thereunder; (ii) the Company will issue and deliver the Primary Securities in the manner contemplated by the Prospectus, in compliance with applicable federal and state securities laws; (iii) the Resale Prospectus will be timely filed with the Commission; and (iv) the Resale Shares will be sold by the Selling Stockholders in the manner contemplated by the Resale Prospectus.

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution, and the federal laws of the United States of America. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

Addentax Group Corp. August 7, 2019 Page 3

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP